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                                                                    EXHIBIT 14.1
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                       CODE OF BUSINESS CONDUCT AND ETHICS

         This Code of Business Conduct and Ethics (the "Code") embodies the commitment of Stellar Technologies, Inc. and its subsidiary entities (the "Company") to conduct its business in accordance with all applicable laws, rules and regulations and the highest ethical standards. All employees and members of our board of directors are expected to adhere to the principles and procedures set forth in this Code. We also expect consultants we retain generally to abide by this Code. We expect our people to maintain high ethical standards in everything they do, both in their work for the Company and in their personal lives.

         For purposes of Section 406 of the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder, Section I of this Code shall be our code of ethics for senior financial officers.

                                    SECTION I

A.   COMPLIANCE AND REPORTING

         Employees and directors should strive to identify and raise potential issues before they lead to problems, and should ask about the application of this Code whenever in doubt. Any employee or director who becomes aware of any existing or potential violation of this Code should promptly notify the Chief Executive Officer and, in the case of directors and the Chief Executive Officer, the President (collectively, the "Senior Officers"). The Company will take such disciplinary or preventive action as it deems appropriate to address any existing or potential violation of this Code brought to its attention.

         Any questions relating to how these policies should be interpreted or applied should be addressed to an appropriate Senior Officer.

B.   PERSONAL CONFLICTS OF INTEREST

         A "personal conflict of interest" occurs when an individual's private interest improperly interferes with the interests of the Company. Personal conflicts of interest are prohibited as a matter of Company policy, unless they have been approved by the Company. In particular, an employee or director must never use or attempt to use his or her position at the Company to obtain any improper personal benefit for himself or herself, for his or her family members, or for any other person, including loans or guarantees of obligations, from any person or entity.

         Service to the Company should never be subordinated to personal gain and advantage. Conflicts of interest should be avoided to the extent possible.

         Any employee or director who is aware of a material transaction or relationship that could reasonably be expected to give rise to a conflict of interest should discuss the matter promptly with an appropriate Senior Officer.

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C.   PUBLIC DISCLOSURE

         It is the Company's policy that the information in its public communications, including SEC filings, be full, fair, accurate, timely and understandable. All employees and directors, who are involved in the company's disclosure process, including the Senior Officers, are responsible for acting in furtherance of this policy. In particular, these individuals are required to maintain familiarity with the disclosure requirements applicable to the Company and are prohibited from knowingly misrepresenting, omitting, or causing others to misrepresent or omit, material facts about the Company to others, whether within or outside the Company, including the Company's independent auditors. In addition, any employee or director who has a supervisory role in the Company's disclosure process has an obligation to discharge his or her responsibilities diligently.

D.   COMPLIANCE WITH LAWS, RULES AND REGULATIONS

         It is the Company's policy to comply with all applicable laws, rules and regulations. It is the personal responsibility of each employee and director to adhere to the standards and restrictions imposed by those laws, rules and regulations.

         Generally, it is both illegal and against Company policy for any employee or director who is aware of material nonpublic information relating to the Company, any of the Company's customers or any other private or governmental issuer of securities to buy or sell any securities of those issuers, or recommend that another person buy, sell or hold the securities of those issuers.

         More detailed rules governing the trading of securities by the Company's employees and directors are set forth in the Company's Insider Trading Policy. Any employee or director who is uncertain about the legal rules involving his or her purchase or sale of any Company securities or any securities in issuers that he or she is familiar with by virtue of his or her work for the Company should consult with an appropriate Senior Officer before making any such purchase or sale.

                                   SECTION II

A.   CORPORATE OPPORTUNITIES

         Employees and directors owe a duty to the Company to advance the Company's legitimate business interests when the opportunity to do so arises. Employees and directors are prohibited from taking for themselves (or directing to a third party) a business opportunity that is discovered through the use of corporate property, information or position, unless the Company has already been offered the opportunity and declined it. More generally, employees and directors are prohibited from using corporate property, information or position for personal gain or competing with the Company.

         In circumstances whereby an employee or director wishes to pursue an opportunity discarded by the company then approval must be sought by the employee or director. The company will uphold to present before its board members (excluding interested parties if appropriate) within reasonable time, and discuss in good faith the request and communicate the same in writing to the employee or director interested in pursuing the opportunity.

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         Sometimes the line between personal and Company benefits is difficult to draw, and sometimes both personal and Company benefits may be derived from certain activities. The only prudent course of conduct for our employees and directors is to make sure that any use of Company property or services that is not solely for the benefit of the Company is approved beforehand through the appropriate Senior Officer.

B.   CONFIDENTIALITY

         In carrying out the Company's business, employees and directors often learn confidential or proprietary information about the Company, its customers, prospective customers or other third parties. Employees and directors must maintain the confidentiality of all information so entrusted to them, except when disclosure is authorized or legally mandated. Confidential or proprietary information includes, among other things, any non-public information concerning the Company, including its businesses, financial performance, results or prospects, and any non-public information provided by a third party with the expectation that the information will be kept confidential and used solely for the business purpose for which it was conveyed. The Company will at all times retain the right to view this breach of confidentiality as a fundamental breach of contract.

C.   FAIR DEALING

         It is our stated intention that we succeed through honest business competition. We do not seek competitive advantages through illegal or unethical business practices. Each employee and director should endeavor to deal fairly with the Company's customers, service providers, suppliers, competitors and employees by acting in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing their independent judgment to be subordinated. No employee or director should take unfair advantage of anyone through manipulation, concealment, and abuse of privileged information, misrepresentation of material facts or any unfair dealing practice.

D.   EQUAL EMPLOYMENT OPPORTUNITY AND HARASSMENT

         Our focus in personnel decisions is on merit and contribution to the Company's success. Concern for the personal dignity and individual worth of every person is an indispensable element in the standard of conduct that we have set for ourselves. The Company affords equal employment opportunity to all qualified persons without regard to any impermissible criterion or circumstance. This means equal opportunity in regard to each individual's terms and conditions of employment and in regard to any other matter that affects in any way the working environment of the employee. We do not tolerate or condone any type of discrimination prohibited by law, including harassment.

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E.   PROTECTION AND PROPER USE OF FIRM ASSETS

         All employees should protect the Company's assets and ensure their efficient use. All Company assets should be used for legitimate business purposes only.

                                   SECTION III

                              WAIVERS OF THIS CODE

         From time to time, the Company may waive certain provisions of this Code. Any employee or director who believes that a waiver may be called for should discuss the matter with an appropriate Senior Officer. Waivers for any employee or executive officers (including Senior Officers) or directors of the Company may be made only by the board of directors at a meeting of the board of directors, and, if granted, must be communicated to the employee or director or officer in writing by a Senior Officer.







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                                 ACKNOWLEDGMENT

         The undersigned hereby acknowledges receipt of the Stellar Technologies, Inc. Code of Business Conduct and Ethics and confirms that the undersigned has read and understands the policy and will abide by its terms.

Acknowledged and confirmed by:


Signature:      _______________________________________


Name (print):   _______________________________________


Date:           _______________________________________
















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